Exhibit 15.4

Commerce & Finance Law Offices

714 Huapu International Plaza 19 Chaowai Avenue,

Chaoyang District, Beijing, PRC; Postcode: 100020

Tel:(8610) 65802255 Fax: (8610) 65802538, 65802678, 65802679, 65802203

E-mail Add: beijing@tongshang.com Website: www.tongshang.com.cn

June 21, 2005

NetEase.com, Inc.

2/F, Tower B

Keeven International Research & Development Centre

No.43, West Road North Third Ring Road,

Haidian District Beijing 100086, People’s Republic of China

Dear Sirs,

Re: Consent of People’s Republic of China Counsel

We consent to the reference to our firm under the heading “Enforcement of Civil Liabilities” in the annual report on Form 20-F for the year 2004 of NetEase.com, Inc. to be filed with the Securities and Exchange Commission in the month of June 2005.

Very truly yours,

Commerce & Finance Law Office

/s/ Commerce & Finance Law Office